As filed with the United States Securities and Exchange Commission on January 17, 2025.

Registration No. 333-284251

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TITAN AMERICA SA

(Exact name of registrant as specified in its charter)

Belgium	1400	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1000 Bruxelles,

Square de Meeûs 37, Belgium

+32 27 26 80 58

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Christy

5700 Lake Wright Drive, Suite 300

Norfolk, VA 23502

(757) 858-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Karpf Lillian Tsu Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000	Erika L. Weinberg Benjamin J. Cohen Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020 (212) 906-1200	Dirk Meeus Sophie Rutten Allen Overy Shearman Sterling (Belgium) LLP Tervurenlaan 268A Avenue de Tervueren 1150 +32 2 780 2222	Philippe Remels Olivier Van Wouwe NautaDutilh BV Terhulpsesteenweg 120 Chaussée de la Hulpe 120 1000 Brussels, Belgium +32 2 566 80 00

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging Growth Company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any updated issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form F-1 is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 1. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The prospectus relating to an offering of shares of Titan America SA’s common shares is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Office Holders (Including Directors).

Under Belgian law, the directors of a company may be liable for damages to our Company in case of improper performance of their duties. Our directors may be liable to our Company and to third parties for infringement of our articles of association, the Belgian Code on Companies and Associations or, under certain circumstances, Belgian tort, bankruptcy, social security or tax laws. Under certain circumstances, directors may be criminally liable.

The Belgian Code on Companies and Associations sets a cap on the amount for which directors and persons entrusted with the daily management of a Belgian company can be held liable for damages. This cap ranges from EUR 125,000 to EUR 12,000,000 depending on the turnover and balance sheet of the relevant company. The cap is applicable both towards the Company itself and as to third parties. The cap benefits the group of directors and persons entrusted with the daily management who are the subject of the claim for damages as a whole and applies to each fact or set of facts likely to give rise to liability, regardless of the number of claimants or actions. The cap does not apply in case of habitual minor errors (i.e. a minor error which has been committed frequently and not occasionally), serious errors, fraudulent intent or intent to harm, and other specific exceptions.

We maintain liability insurance for our directors and officers, including insurance against liability under the Securities Act of 1933, as amended, and we intend to enter into agreements with our directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under Belgian law, these agreements (i) with executive officers will provide for indemnification for damages and expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity and (ii) with directors or persons entrusted with daily management will only provide for indemnification for attorney’s fees and other expenses incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity.

These agreements may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards pursuant to these indemnification agreements.

Certain of our non-employee directors may, through their relationships with their employers or partnerships, be insured and/or indemnified against certain liabilities in their capacity as members of our board of directors.

In the underwriting agreement, the form of which will or is to be filed as Exhibit 1.1 to this registration statement, the underwriters will agree to indemnify, under certain conditions, us, the members of our board of directors and persons who control our Company within the meaning of the Securities Act against certain liabilities, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Certain of our non-employee directors may, through their relationships with their employers or partnerships, be insured and/or indemnified against certain liabilities in their capacity as members of our board of directors.

Item 7. Recent Sales of Unregistered Securities.

None.

Item 8. Exhibits and Financial Statement Schedules.

The following documents are filed as part of this Registration Statement:

Exhibit No.	Description

1.1*	Form of Underwriting Agreement

2.1**	Form of Shared Services Agreement between Titan America LLC and Titan Cement Company S.A.

2.2**	Form of Master Supply Agreement for Cement and Cementitious Products between Titan America LLC and Titan Cement Company S.A.

3.1*	Amended Articles of Association of Titan America SA (English Translation)

5.1*	Opinion of A&O Shearman LLP, as to the validity of the common shares

8.1*	Tax Opinion of A&O Shearman LLP

10.1**	Multi-Currency Revolving Credit Facility Agreement, dated as of April 10, 2017, between Titan America LLC and Titan Global Finance PLC, and amendments thereto

10.2**	Loan Agreement, dated as of December 15, 2017, between Titan America LLC and Titan Global Finance PLC

10.3**	Loan Agreement, dated as of March 8, 2018, between Titan America LLC and Titan Global Finance PLC, and amendments thereto

21.1*	List of Subsidiaries of Titan America SA

23.1**	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2*	Consent of A&O Shearman LLP (included in Exhibit 5.1)

23.3**	Consent of Continental Placer Inc., qualified person

96.1**	Technical Report Summary on the Pennsuco operations

96.2**	Technical Report Summary on the Roanoke operations

99.1**	Representations under Item 8.A.4 of Form 20-F

99.2**	Consent of John Christy, as Executive Officer

99.3**	Consent of Robert Paxton, as Executive Officer

99.4**	Consent of Kevin Baird, as Executive Officer

99.5**	Consent of Randy Dunlap, as Executive Officer

99.6**	Consent of Marcel Cobuz, as Director Nominee

99.7**	Consent of William John Antholis, as Director Nominee

99.8**	Consent of James Bachmann, as Director Nominee

99.9**	Consent of Sandra Santos, as Director Nominee

99.10**	Consent of Wim Van der Smissen, as Director Nominee

107.1**	Filing fee table

*	Filed herewith.
**	Previously filed.

Item 9. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

1.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2.

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on January 17, 2025.

Titan America SA

/s/ Bill Zarkalis
Name: Bill Zarkalis
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bill Zarkalis Bill Zarkalis	Chief Executive Officer (principal executive officer)	January 17, 2025

/s/ Larry Wilt Larry Wilt	Chief Financial Officer (principal financial officer)	January 17, 2025

/s/ Dan Quirk Dan Quirk	Chief Accounting Officer (principal accounting officer)	January 17, 2025

/s/ Michael Colakides Michael Colakides	Chairman of the Board of Directors	January 17, 2025

/s/ Nicolas Birakis Nicolas Birakis	Director	January 17, 2025

/s/ Nikos Andreadis Nikos Andreadis	Director	January 17, 2025

/s/ Grigoris Dikaios Grigoris Dikaios	Director	January 17, 2025

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this registration statement on Form F-1 in the city of Norfolk, Virginia, on January 17, 2025.

By:	/s/ John Christy
Name: John Christy
Title: Authorized Representative in the United States